Exhibit 99.4

PLUSAI CORP

PLUSAI CORP

CONSOLIDATED BALANCE SHEETS

(Amounts expressed in US$, except for share, unless otherwise stated)

		As of December 31,
	Note	2019	2020
ASSETS
Current Assets:
Cash and cash equivalents	2(f)	16,693,622	42,703,313
Restricted Cash	2(f)	-	4,291
Short-term investments		143,345	-
Prepayments and other current assets	4	2,443,728	1,908,584
Total current assets		19,280,695	44,616,188
Non-current Assets:
Long-term Investment	5	5,330,921	2,982,442
Property and equipment, net	6	10,113,647	8,223,447
Other non-current assets		201,898	109,944
Total non-current assets		15,646,466	11,315,833
Total assets		34,927,161	55,932,021
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDER’S DEFICIT
Current Liabilities:
Accounts payable		236,231	163,867
Salary and welfare payable		1,488,977	1,786,201
Warrants liabilities	10	6,567,197	8,326,337
Tax payable		183,918	417,519
Loan payable	7	-	1,303,215
Accrued liabilities and other current liabilities	7	506,027	532,048
Deferred income, current	8	965,902	968,415
Total current liabilities		9,948,252	13,497,602

Non-current Liabilities:
Deferred income, non-current	8	1,894,835	1,057,478
Other non-current liabilities		65,044	65,044
Total non-current liabilities		1,959,879	1,122,522
Total liabilities		11,908,131	14,620,124
Mezzanine equity:
Series A-1 convertible preferred shares (par value of US$0.000002, 159,057,400 authorized, issued and outstanding as of December 31, 2019 and 2020)		7,804,932	7,003,292
Series A-2 convertible preferred shares (par value of US$0.000002, 41,757,975 authorized, issued and outstanding as of December 31, 2019 and 2020)		10,002,415	10,199,326
Series A-3 convertible preferred shares (par value of US$0.000002, 392,555,925 authorized, 322,768,350 issued and outstanding as of December 31, 2019 and 2020)		84,743,079	129,168,844
Series A-4 convertible preferred shares (par value of US$0.000002, 72,349,085 authorized, issued and outstanding as of December 31, 2019 and 2020)		31,689,100	33,625,110
Series B-1 convertible preferred shares (par value of US$0.000002, nil shares authorized, issued and outstanding as of December 31, 2019, 112,357,904 authorized, issued and outstanding as of December 31, 2020)		-	57,614,584
Total mezzanine equity	10	134,239,526	237,611,156
Shareholder deficit:
Ordinary shares (par value of US$0.000002, 24,221,921,711 authorized; 469,147,800 and 491,845,164 issued and outstanding as of December 31, 2019 and 2020, respectively)	9	670	670
Additional paid-in capital		26,255,485	-
Accumulated other comprehensive (loss)/income		(19,647)	523,058
Accumulated deficit		(137,457,004)	(196,822,987)
Total shareholders’ deficit		(111,220,496)	(196,299,259)
Total liabilities, mezzanine equity and shareholders’ deficit		34,927,161	55,932,021

The accompanying notes are an integral part of these consolidated financial statements.

PLUSAI CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts expressed in US$ unless otherwise stated)

		For the years ended December 31,
	Note	2019	2020
Revenues from third parties		40,334	93,648
Revenues from a related party		-	15,421
Total revenues		40,334	109,069
Cost of revenues		(34,679)	(85,089)
Gross profit		5,655	23,980
Operating expenses:
Research and development expenses		(22,140,750)	(27,833,659)
General and administrative expenses		(9,808,629)	(8,889,470)
Other operating income	12	1,393,881	1,787,126
Total operating expenses		(30,555,498)	(34,936,003)

Loss from operations		(30,549,843)	(34,912,023)
Interest income		449,211	27,096
Interest expense		-	(53,679)
Other income, net		129,678	57,904
Fair value change of warrants liabilities	10	616,957	(1,759,140)
Loss before income tax expenses and share of results of equity method investee		(29,353,997)	(36,639,842)
Income tax expense	13	(1,811)	(800)
Share of results of equity method investee	5	(407,400)	(2,626,369)
Net loss		(29,763,208)	(39,267,011)
Accretion of convertible preferred shares		-	(45,188,393)
Deemed dividends to preferred shareholders		-	(2,666,493)
Net loss attributable to PlusAI Corp’s ordinary shareholders		(29,763,208)	(87,121,897)
Net loss		(29,763,208)	(39,267,011)
Foreign currency translation adjustments, net of nil tax		(14,211)	542,705
Total comprehensive loss		(29,777,419)	(38,724,306)
Accretion of convertible preferred shares		-	(45,188,393)
Deemed dividends to preferred shareholders		-	(2,666,493)
Total comprehensive loss attributable to PlusAI Corp’s ordinary shareholders		(29,777,419)	(86,579,192)
Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	14	346,896,418	362,321,629
Net loss per share attributable to ordinary shareholders
— Basic		(0.09)	(0.24)
— Diluted		(0.09)	(0.24)

The accompanying notes are an integral part of these consolidated financial statements.

PLUSAI CORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts expressed in US$, except for share, unless otherwise stated)

						Accumulated other		Total
					Additional	comprehensive	Accumulated	shareholders’
	Ordinary shares		Treasury stocks		paid-in capital	(loss)/income	deficit	deficit
	Number of		Number of
	Shares	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance as of January 1, 2019	331,866,550	663	-	-	25,172,299	(5,436)	(107,693,796)	(82,526,270)
Issuance of ordinary shares for restricted shares scheme	133,895,825	-	(133,895,825)	-	-	-	-	-
Restricted shares vested (Note 11)	-	-	19,472,222	-	-	-	-	-
Exercise of stock option	3,385,425	7	-	-	5,599	-	-	5,606
Share-based compensation expense	-	-	-	-	1,077,587	-	-	1,077,587
Net loss	-	-	-	-	-	-	(29,763,208)	(29,763,208)
Foreign currency translation	-	-	-	-	-	(14,211)	-	(14,211)
Balance as of December 31, 2019	469,147,800	670	(114,423,603)	-	26,255,485	(19,647)	(137,457,004)	(111,220,496)
Balance as of January 1, 2020	469,147,800	670	(114,423,603)	-	26,255,485	(19,647)	(137,457,004)	(111,220,496)
Issuance of ordinary shares for restricted
shares scheme	22,697,364	-	(22,697,364)	-	-	-	-	-
Restricted shares vested (Note 11)	-	-	14,229,166	-	-	-	-	-
Accretion of Preferred Shares to
redemption value	-	-	-	-	(25,089,421)	-	(20,098,972)	(45,188,393)
Modification and extinguishment of
Preferred Shares	-	-	-	-	(2,666,493)	-	-	(2,666,493)
Share-based compensation expense	-	-	-	-	1,500,429	-	-	1,500,429
Net loss	-	-	-	-	-	-	(39,267,011)	(39,267,011)
Foreign currency translation	-	-	-	-	-	542,705	-	542,705
Balance as of December 31, 2020	491,845,164	670	(122,891,801)	-	-	523,058	(196,822,987)	(196,299,259)

The accompanying notes are an integral part 1111of these consolidated financial statements.

PLUSAI CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in US$, except for share, unless otherwise stated)

	For the years ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	(29,763,208)	(39,267,011)
Adjustments for:
Depreciation of property and equipment	2,359,268	4,115,362
Share-based compensation expenses	1,077,587	1,500,429
Fair value change of warrants liabilities	(616,957)	1,759,140
Unrealised foreign exchange loss, net	74,183	(181,291)
Share of loss of equity method investee	407,400	2,626,369
Disposal loss of property and equipment	16,587	2,452
Changes in assets and liabilities:
Prepayments and other current assets	(1,312,121)	61,966
Other non-current assets	(115,649)	91,954
Accounts payable	(687,113)	-
Salary and welfare payable	901,178	297,224
Tax payable	167,147	233,601
Accrued liabilities and other current liabilities	(246,110)	282,915
Deferred income	820,873	(834,844)
Net cash used in operating activities	(26,916,935)	(29,311,734)
Cash flows from investing activities:
Purchase of short-term investments	(6,163,815)	(10,132,508)
Proceeds from maturity of short-term investments	6,020,470	10,275,853
Purchase of property and equipment	(7,532,779)	(2,493,466)
Proceeds from disposition of property and equipment	56,513	460,072
Cash paid for equity investment	(5,733,781)	-
Net cash used in investing activities	(13,353,392)	(1,890,049)
Cash flows from financing activities:
Proceeds from borrowings	-	2,784,576
Repayment of borrowings	-	(1,481,361)
Proceeds from exercise of share options	5,606	-
Proceeds from issuance of Series B-1 convertible preferred shares, net of issuance costs of US$2,718,357	-	55,707,341
Cash paid for repurchase of ordinary shares	(100,305)	-
Net cash provided by/(used in) financing activities	(94,699)	57,010,556
Net increase/(decrease) in cash, cash equivalents and restricted cash	(40,365,024)	25,808,773
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(69,298)	205,209
Cash, cash equivalents and restricted cash at beginning of the year	57,127,944	16,693,622
Cash, cash equivalents and restricted cash at end of the year	16,693,622	42,707,604
Supplemental disclosure of cash flow information:
Cash paid for income taxes	1,811	800
Cash paid for interest expenses	-	53,679
Supplemental schedule of non-cash investing and financing activities:
Accounts payable related to the purchase of property and equipment	236,231	163,867
Accounts payable for issuance cost of Preferred Shares	-	190,597
Accretion of Preferred Shares	-	45,188,393

The accompanying notes are an integral part of these consolidated financial statements.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

1. ORGANIZATION AND NATURE OF OPERATIONS

Principal activities

PlusAI Corp (the “Company” or “PlusAI”) was incorporated in the Cayman Islands as an exempted company with limited liability on September 7, 2016. The Company and its subsidiaries are collectively referred to as the “Group”.

The Group engages primarily in developing and provision of self-driving technology and solutions to its customers. For the years ended December 31, 2019 and 2020, its primary operations are research and development activities, and the Group has not generated major revenue.

As of December 31, 2020, the Company’s principal subsidiaries are as follows:

Name of subsidiaries	Place of incorporation	Date of incorporation	Equity interest held	Principal activities

Subsidiaries:
PlusAI Inc.	United States	June 28, 2016	100%	Research and development
Suzhou PlusAI Technology Co., Ltd.	People’s Republic of China (’‘the PRC’’)	April 17, 2018	100%	Research and development

The Group commenced its business operations in June 2016 through PlusAI Inc. To facilitate the offshore financing, the Company was formed in September 2016. Upon the establishment of the Company, the shareholders of PlusAI Inc. entered into the share swap agreements with the Company, through which PlusAI Inc. became a wholly-owned subsidiary of the Company (the “Reorganization”). As the shareholders of the Company and PlusAI Inc. were mirrored with the same ownership immediately before and after the Reorganization, the Reorganization was determined to be a recapitalization and accounted for in a manner of a common control transaction. 2

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the periods presented.

For the years ended December 31, 2019 and 2020, the Group’s primary operations are research and development activities and its principal operations which is the provision of self-driving technology and solutions have not commenced. As of December 31, 2020, the total shareholders’ deficit was US$196,299,259 with the accumulated deficit of US$196,822,987. For the year ended December 31, 2020, the Group had net loss of US$39,267,011 and net operating cash outflow of US$29,311,734. The principal sources of funding have historically been and are expected to continue to be the cash contributions from preferred shareholders before the Group commences its principal operations. As of December 31, 2020, the balance of cash and cash equivalent was US$42,703,313 with the net current asset of US$31,118,586. Taking this into the consideration, management is of the opinion that the Group has sufficient funds for sustainable operations and it will be able to meet its payment obligations from operations and debt related commitments for the next twelve months from the issuance of the consolidated financial statements. Accordingly, the Group’s consolidated financial statements have been prepared on a going concern basis.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

(b) Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are entities in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

Significant accounting policies adopted by the Group in the preparation of its accompanying consolidated financial statements are summarized below.

(c) Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, the Group’s management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Group to revise its estimates. Significant accounting estimates reflected in the Group’s consolidated financial statements include useful lives of property and equipment, impairment of long-lived assets, valuation of share-based compensation arrangements, fair value of ordinary shares, convertible redeemable preferred shares and warrants liabilities as well as valuation allowance of deferred tax assets.

(d) Functional currency and foreign currency translation

The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters. The functional currency of the Company and its subsidiaries in Hong Kong and the United States is the United States dollar (“U.S. dollar”). The Company’s subsidiary in PRC uses Renminbi (“RMB”) as its functional currency.

Transactions denominated in currencies other than functional currencies are translated into functional currencies at the exchange rates prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the Statement of Comprehensive Loss. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currencies using the applicable exchange rates at the balance sheet dates. All such exchange gains and losses are included in the consolidated statement of comprehensive loss.

The reporting currency of the Group is U.S. dollar (“US$”). Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as accumulated other comprehensive income and are shown as a separate component of other comprehensive income in the consolidated statements of comprehensive loss.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(e) Fair value measurements

The Group defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs used to measure fair value include:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group’s financial instruments include cash and cash equivalents, restricted cash, short-term investments, other receivable, accounts payable, warrants liabilities and loan and other payables. Except for short-term investments and warrants liabilities which are measured at fair value, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

As of December 31, 2019	Level 1	Level 2	Level 3	Total

Short-term investments	-	143,345	-	143,345
Warrants liabilities	-	-	6,567,197	6,567,197

As of December 31, 2020	Level 1	Level 2	Level 3	Total
Warrants liabilities	-	-	8,326,337	8,326,337

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(e) Fair value measurements (continued)

The roll forward of Level 3 financial instrument is as following:

Warrants liabilities

Fair value of Level 3 financial instrument as of December 31, 2018	7,184,154
Unrealized gain of fair value change	(616,957)
Fair value of Level 3 financial instrument as of December 31, 2019	6,567,197
Unrealized loss of fair value change	1,759,140
Fair value of Level 3 financial instrument as of December 31, 2020	8,326,337

The Company estimated the fair value of warrant liabilities using the Binomial option pricing model with the following unobservable inputs:

	2019	2020

Fair value of Series A-3 Preferred Shares	US$0.34	US$0.40
Dividend yield	-	-
Time to maturity	1.5 years	0.5 year
Risk-free interest rate	1.66%	0.06%
Expected volatility	39.38%	40.37%

(f) Cash and cash equivalents and restricted cash

Cash includes currency on hand and deposits held by financial institutions that can be withdrawn without limitation. Cash equivalents represent short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities of three months or less.

Restricted cash is restricted to withdrawal for use or pledged as security is reported separately on the face of the consolidated balance sheets. The Group’s restricted cash mainly represents the secured deposits restricted in designated bank accounts pursuant to agreements with bank for purpose of issuance of bank credit card.

(g) Long-term investment

The Group accounts for the long-term investment in an entity in which it can exercise significant influence under equity-method accounting. Under this method, the Group’s pro rata share of income (loss) from an investment is recognized in the consolidated statements of comprehensive loss. Dividends received reduce the carrying amount of the investment. Equity-method investment is subject to a review for impairment if, and when, circumstances indicate that a decline in value below the carrying amount may have occurred. When the Group considers the decline to be other than temporary, the Group would write down the related investment to its estimated fair market value.

No event had occurred that indicated that other-than-temporary impairment existed and therefore the Group did not record any impairment charges for its investment for the years ended December 31, 2019 and 2020.

The Group did not receive any dividends during the years ended December 31, 2019 and 2020.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(h) Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Depreciation is computed using the straight-line method over the following estimated useful lives.

Furniture and Fixtures	3 years
R&D equipment	3 years
Office equipment	3 years
Software	3 years
Vehicle for operation	5 years
Leasehold improvement	Shorter of the estimated useful lives or the lease term

The R&D equipment are mainly comprised of trucks, sensors, lidars, servers, cabin integration and wiring used for the Company’s research and development (“R&D”) activities.

The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment is capitalized as additions to the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in the consolidated statement of comprehensive loss.

(i) Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets that management expects to hold and use is based on the amount the carrying value exceeds the fair value of the asset.

When impairment is recognized, the adjusted carrying amount of the underlying long-lived assets becomes their carrying value as the new cost basis. The new cost basis is depreciated over the remaining useful lives of the assets. No impairment charge was recognized for the years ended December 31, 2019 and 2020.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(j) Revenue Recognition

The Group adopted ASC 606, Revenue from Contracts with Customers, for all periods presented.

The Group’s revenue is expected to be primarily derived from the provision of the self-driving technology and solutions to its customers. As of December 31, 2020, the pertinent technology was still under development with no revenue generated.

For the furtherance of its research and development activities, the Group provided truckload transportation services to third parties customers using the Group’s vehicles. Revenue is recognized over time as the Group performs the services in the contract because of the continuous transfer of control to the customer. The Group’s customers receive the benefit of the Company’s services as the goods are transported from one location to another. If the Company were unable to complete delivery to the final location, another entity would not need to re-perform the freight service already performed. As control transfers over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. The selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. Management estimates the progress based on mileage completed to total mileage to be transported which is usually completed within a day. For the years ended December 31, 2019 and 2020, revenue for transportation services were US$40,334 and US$93,648, respectively. As of December 31, 2019 and 2020, all the transportation services were completed.

(k) Cost of revenue

Cost of revenue comprises primarily of depreciation expenses and labor cost that are associated with the equipment and personnel used for the transportation services.

(l) General and administrative expenses

General and administrative expenses consist primarily of compensation expenses (including share-based compensation) for general and administrative personnel, office rental, depreciation and other expenses incurred by the Group’s management and administrative departments.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(m) Research and development expenses

Research and development expenses consist primarily of compensation expenses (including share-based compensation) for engineering and technical employee, depreciation expenses, equipment-related expenses and professional services fees primarily related to consulting and outsourcing services to developing self-driving technology and other research and development expenses. Research and development is expensed when incurred.

(n) Employee benefits

The employees of the Group are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance, pension benefits and housing fund. The Group is required to contribute to these benefits based on certain percentages of the employees’ salaries in accordance with the relevant arrangements of the defined contribution plans in China and United States and charge the amount contributed to these benefits to the statement of comprehensive loss. The total amounts charged to the statement of comprehensive loss for such employee benefits amounted to US$1,486,600 and US$1,485,481 for the years ended December 31, 2019 and 2020, respectively.

(o) Government grants

The Group received government subsidies from certain local governments. The Group’s government subsidies consisted of specific subsidies and other subsidies. Specific subsidies are provided by local government for specific purposes and conditions, such as product or technology development or asset acquisition. Other subsidies are provided by local government without any condition and the subsidies do not have to be refunded under any circumstances. The Group recorded specific subsidies as deferred income when received. Upon government acceptance of completion of the related project development or asset acquisition, the specific purpose subsidies are recognized as other operating income upon government’s acceptance or over the useful life of the related assets acquired on the same basis for depreciation. Other subsidies are recognized as other operating income upon receipt.

(p) Share-based compensation

The Group follows ASC 718, Compensation—Stock Compensation, to determine whether a share award should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees and management classified as equity awards are recognized in the financial statements based on their grant date fair values. Share-based compensation awards are recognized as expenses over the service period using the straight-line method. The Group recognizes the effect of forfeitures in compensation expenses when they occur.

The Group early adopted Accounting Standards Update (“ASU”) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting to be consistent with its ASC 606 adoption date as of January 1, 2018. Upon the adoption of this guidance, the Company no longer re-measures equity-classified share-based awards granted to consultants or non-employees at each reporting date through the vesting date and the accounting for these share-based awards to consultants or non-employees and employees will be substantially aligned. The impact of the adoption is not material.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(p)	Share-based compensation (continued)

The fair value of the restricted shares was assessed using the income approaches and market approaches, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment required complex and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. In addition, the Binomial option-pricing model is used to measure the value of share options. The determination of the fair value is affected by the fair value of the ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of these awards was determined with the assistance of independent valuation advice.

(q)	Operating leases

Under ASC 840, Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases, net of any incentives received by the Group from the lessor, are charged to the consolidated statement of comprehensive loss on a straight-line basis over the lease periods.

(r)	Income tax

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Income taxes are computed using the asset and liability method. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the tax bases and financial reporting amounts of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. Valuation allowances are established when it is more likely than not that such deferred tax assets will not be realized.

The Company recognizes a tax benefit associated with an uncertain tax position when, in management's judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. Significant judgment is required in evaluating the Group's uncertain tax positions and determining its provision for income taxes. The Group recognizes interests and penalties, if any, under accrued liabilities and other current liabilities on its consolidated balance sheets and under income tax expenses. For the years ended December 31, 2019 and 2020, the Company did not provide any provision for uncertain tax positions.

(s)	Net loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretion on convertible redeemable preferred shares to redemption value and deemed dividends to preferred shareholders, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the loss.

Diluted net loss per share reflects the potential dilution that could occur if securities to issue ordinary shares were exercised. The dilutive effect of outstanding share-based awards is reflected in the diluted net loss per share by application of the if-converted method and treasury stock method, respectively. Dilutive equivalent shares are excluded from the computation of diluted net loss per share if their effects would be anti-dilutive.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(t)	Comprehensive (loss)/income

Comprehensive (loss)/income is defined as the change in equity of the Group during the period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive (loss)/income, as presented on the accompanying consolidated balance sheets, consist of cumulative foreign currency translation adjustments.

(u)	Dividends

Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2019 and 2020.

(v)	Segment reporting

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance. The Group’s CODM has been identified as the Chief Executive Officer. The Group’s CODM only reviews consolidated results including expenses and operating loss at a consolidated level only. This resulted in one operating and reportable segment in the Group.

The Company’s long-lived assets are located in United States and PRC. The following table presents long-lived assets by geographic area as of December 31, 2019 and 2020.

	As of December 31,
	2019	2020
Total long-lived Assets

United States	6,130,233	5,148,023
PRC	3,983,414	3,075,423
	10,113,647	8,223,446

The following table presents revenue by geographic area for the years ended December 31, 2019 and 2020.

	For the year ended December 31,
	2019	2020
Total Revenue

United States	35,189	93,648
PRC	5,145	15,421
	40,334	109,069

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(v)	Recent accounting pronouncements

The Company qualifies as an "emerging growth company", or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Company can elect to not adopt any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company adopts the following standards based on extended transition period provided to private companies or early adopts as necessary as permitted by the respective standards.

In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02"), which requires lessees to recognize assets and liabilities for all leases with lease terms of more than 12 months on the balance sheets. Under the new guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease. The Group will be required to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available. For the Group, this ASU is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Group will not early adopt this ASU and is in the process of evaluating the impact of adopting this standard.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), to provide financial statement users with more useful information about expected credit losses. ASU 2016-13 also changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for the Company in the fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Group will not early adopt this ASU and is in the process of evaluating the impact of adopting this standard.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for

Income Taxes. This update simplifies the accounting for income taxes as part of the FASB’s overall initiative to reduce complexity in accounting standards. The amendments include removal of certain exceptions to the general principles of ASC 740, Income taxes, and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. ASU 2019-12 is effective for the Company in fiscal years beginning after December 15, 2021, and interim periods within the fiscal years beginning after December 15, 2022, with early adoption permitted. Certain amendments in this update should be applied retrospectively or modified retrospectively, all other amendments should be applied prospectively. The Group will not early adopt this ASU and is in the process of evaluating the impact of adopting this standard.

In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), Clarifying the Interactions between Topic 321, Topic 323, and Topic 815, which clarifies the interaction of the accounting for equity investments under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the Company in the fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted. The Group will not early adopt this ASU and is in the process of evaluating the impact of adopting this standard.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(v)	Recent accounting pronouncements (continued)

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), relating to convertible instruments and contracts in an entity’s own equity. For convertible instruments, the accounting update reduces the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current U.S. GAAP. The accounting update amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The accounting update also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for the Company in the fiscal years beginning after December 15, 2023, including interim period within those fiscal year. Early adoption is permitted but no earlier than fiscal year beginning after December 15, 2020, including interim periods within those fiscal years. Entities are allowed to apply this update on either a full or modified retrospective basis. The Group will not early adopt this ASU and is in the process of evaluating the impact of adopting this standard.

3. CERTAIN RISKS AND CONCENTRATION

(a) Concentration of customers

The following customer accounted for 10% or more of total revenue for the years ended December 31, 2019 and 2020:

	As of December 31,
	2019	2020

Customer A	87%	79%

There are no balances of accounts receivable accounted for 10% or more as of December 31, 2019 and 2020.

(b) Credit risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and other receivables. As of December 31, 2019 and 2020, substantially all of the Company’s cash and cash equivalents and restricted cash were held in major financial institutions located in the United States and PRC, which management considers being of high credit quality. Other receivables are generally unsecured and denominated in RMB, and are derived from operations primarily in the PRC. The risk with respect to other receivables are mitigated by credit evaluations performed on them.

(c) Foreign exchange risk

For Group’s PRC entities, the operating transactions and their assets and liabilities are mainly denominated in RMB. RMB is not freely convertible into foreign currencies. The value of RMB is subject to changes influenced by central government policies, and international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (the “PBOC”). Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

4. PREPAYMENT AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	As of December 31,
	2019	2020
VAT receivables	1,087,878	925,272
Other prepaid expenses	453,843	443,030
Deposits	243,111	338,859
Advances to employees	73,994	33,901
Others	584,902	167,522
	2,443,728	1,908,584

5. LONG-TERM INVESTMENT

	As of December 31,
	2019	2020
Equity investment – equity method	5,330,921	2,982,442

In August 2019, the Group invested cash of US$5,733,781 in Suzhou Zhitu Technology Co., Ltd. (“Zhitu”) and obtained 20% of equity interest. Zhitu was newly set up in PRC and is engaged in providing users with intelligent transportation logistics solutions. Since the Group is entitled to appoint one out of the five board seats of Zhitu which enabled the Group to exercise significant influence over Zhitu, the investment was therefore accounted for under equity method. For the years ended December 31, 2019 and 2020 the Group recognized equity loss of US$407,400 and US$2,626,369, respectively.

The Company also evaluated the impairment of the investment and did not identify the indicator of decline in value of the investment. Considering the nature of the operation of Zhitu which is currently mainly the research and development activities, its continuous losses were resulted from its planned research and development activities which do not suggest the carrying value of the investment may not be recoverable. For the years ended December 2019 and 2020, no other-than-temporary impairment was recognised for the investment.

The Company summarizes the condensed financial information of Zhitu in compliance with Rule 4-08 (g) of Regulation S-X.

	For the years ended,
	2019	2020
Operating data:
Revenue	-	1,482,573
Gross Profit	-	358,806
Loss from operations	(2,043,044)	(13,163,910)
Net loss	(2,036,998)	(13,131,843)
Net loss attributable to equity method investments	(407,400)	(2,626,369)
Equity in loss of affiliates	(407,400)	(2,626,369)

	As of December 31,
	2019	2020
Balance sheet data:
Current assets	14,954,127	2,943,665
Long-term assets	1,560,936	3,337,713
Current liabilities	277,595	1,020,535
Long-term liabilities	-	-

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

6. PROPERTY AND EQUIPMENT, NET

Property and equipment and its related accumulated depreciation as of December 31, 2019 and 2020 were as follows:

	As of December 31,
	2019	2020
R&D equipment	9,341,650	11,072,147
Office equipment	1,526,307	2,066,201
Vehicle for operation	1,150,904	1,391,521
Furniture and Fixtures	256,328	227,522
Software	38,288	149,943
Leasehold improvement	627,968	251,962
Less: Accumulated depreciation	(2,945,077)	(6,935,849)
Construction in progress	117,279	-
Total net book value	10,113,647	8,223,447

Depreciation expense recognized for the years ended December 31, 2019 and 2020 were US$2,359,268 and US$4,115,362, respectively, among which US$1,668,317 and US$3,558,717 were charged to research and development expenses, US$677,516 and US$525,452 were recognized as general and administrative expenses, US$13,435 and US$31,193 were recognized as cost of revenues.

7. LOAN PAYABLE, ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2019	2020
Loan payable	-	1,303,215

In April 2020, the Group received a loan from Bank of America of the principal amount of US$ 1,303,215 and initial term of 2 years with interest rate at 1% per annum. The loan was provided to the Company pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economics Security Act of the United States (the “CARES Act”), under which the Company is entitled to apply for the forgiveness of the loan to Small Business Administration of the United States (the “SBA”) when certain conditions of the CARES Act are met. The Company evaluated and believed all these conditions are met and has applied for the forgiveness of the loan in October 2020. In February 2021, the Company has received the forgiveness from the SBA and accounted for the grant as a reduction of the related expenses.

	As of December 31,
	2019	2020
Accrued operating expenses	377,516	235,857
Payable for issuance cost of preferred shares	-	190,597
Other payables	128,511	105,594
	506,027	532,048

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

8. DEFERRED INCOME, CURRENT AND NON-CURRENT

Deferred income represented deferred government specific subsidy income which were provided by local government for specific purposes and conditions, such as product or technology development or asset acquisition. Upon government’s acceptance of completion of the related project development or asset acquisition, the specific purpose subsidies are recognized as other operating income upon government’s acceptance or over the useful life of the related assets acquired on the same basis for depreciation.

The roll-forward of the deferred income for both current and non-current portions are as below:

	As of December 31,
	2019	2020
Deferred income – beginning of year	2,039,864	2,860,737
Additions	1,479,026	-
Recognition of income	(615,490)	(998,189)
Effects on foreign exchange adjustment	(42,663)	163,345
Deferred income – end of year	2,860,737	2,025,893

9. ORDINARY SHARES

As of December 31, 2019, the authorized share capital of the Company is US$50,000.00 divided into (i) 24,334,279,615 ordinary shares of a par value of US$0.000002 each, (ii) 159,057,400 Series A-1 convertible preferred shares of a par value of US$0.000002 each, (iii) 41,757,975 Series A-2 convertible preferred shares of a par value of US$0.000002 each, (iv) 392,555,925 Series A-3 convertible preferred shares of a par value of $0.000002 each, and (v) 72,349,085 Series A-4 convertible preferred shares of a par value of US$0.000002 each.

As of December 31, 2020, the authorized share capital of the Company is US$50,000.00 divided into (i) 24,221,921,711 ordinary shares of a par value of US$0.000002 each, (ii) 159,057,400 Series A-1 convertible preferred shares of a par value of US$0.000002 each, (iii) 41,757,975 Series A-2 convertible preferred shares of a par value of US$0.000002 each, (iv) 392,555,925 Series A-3 convertible preferred shares of a par value of $0.000002 each, (v) 72,349,085 Series A-4 convertible preferred shares of a par value of US$0.000002 each, and (vi) 112,357,904 Series B-1 convertible preferred shares of a par value of US$0.000002 each.

10. CONVERTIBLE PREFERRED SHARES

From the inception of the Company to 2018 year end, the Company had issued Series A-1, Series A-2, Series A-3 and Series A-4 convertible preferred shares (the “Series A-1 Shares”, “Series A-2 Shares”, “Series A-3 Shares” and “Series A-4 Shares”, respectively) to third party investors.

In connection with the issuance of Series A-3 Shares to the Series A-3 investor (the “Series A-3 Investor”) in June 2018, a number of transactions between the shareholders were arranged and consummated at the same time, including (1) the Company repurchased certain ordinary shares from the founders and re-designated the shares repurchased as Series A-3 Shares and issued to the Series A-3 Investor, (2) the Series A-3 Investor purchased certain Series A-1 Shares and Series A-2 Shares from the preferred shareholders and the Company re-designated the preferred shares purchased by the Series A-3 Investor to Series A-3 Shares; (3) the Series A-3 Investor purchased certain ordinary shares, Series A-1 Shares and Series A-2 Shares from the founders and the Company re-designated the shares purchased by the Series A-3 Investor to Series A-3 Shares; and (4) the Company issued Series A-3 Shares together with warrants (the “Warrants”), which Series A-3 Investor is entitled, at its discretion, to purchase 69,787,575 Series A-3 Shares at the purchase price of US$0.2866 per share for an aggregate purchase price of US$20,000,000. The Warrant has a term of 3 years. These transactions were arranged together for achieving the issuance of Series A-3 Shares and are therefore considered as connected transactions and treated as a package deal.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

10. CONVERTIBLE PREFERRED SHARES (CONTINUED)

For the above transactions that the Company and Series A-3 Investor purchased shares from the founders, the Company recorded the share-based compensation expenses representing the excess of purchase price paid to the founders over the fair value of the ordinary shares, Series A-1 and Series A-2 Shares on the dates of the respective purchase transactions. For those transactions that the Company re-designated the shares purchased from Series A-1 and Series A-2 investors by the Series A-3 Investor to Series A-3 Shares, the Company recorded the excess of the purchase prices over the aggregate fair values of Series A-1 and Series A-2 Shares as deemed dividend to Series A-1 and A-2 investors in accumulated deficit on the dates of the purchases. For the transaction that the Company re-designated the shares purchased by the Series A-3 Investor to Series A-3 Shares, the Company recorded the excess of the fair value of the Series A-3 Shares over the purchase price as deemed dividend to Series A-3 Investor in accumulated deficit on the dates of the purchase.

As of January 1, 2019, 159,057,400 Series A-1 Shares, 41,757,975 Series A-2 Shares, 322,768,350 Series A-3 Shares and 72,349,085 Series A-4 Shares were issued and outstanding.

On November 11, 2020, the Company consummated the 1st closing of issuance of 112,357,904 shares of Series B Convertible Preferred Shares (the “Series B-1 Shares”) to two classes of investors at the issuance price of US$0.5183 per share. The investors of Series B-1 Shares whose investment amount was equal to or greater than US$20,000,000 (the “Key Series B-1 Investor”) were entitled to additional redemption right more than other Series B-1 investors. The aggregated consideration of Series B-1 Shares was US$58,235,101 in cash, with the issuance cost of US$2,718,357.

The Series A-1 Shares, Series A-2 Shares, Series A-3 Shares, Series A-4 Shares and Series B-1 Shares are collectively referred to as the “Preferred Shares”.

The significant terms of the Preferred Shares are summarized as below:

Dividends

Holders of each series of Preferred Shares shall be entitled to receive on a pari passu basis as between holders of such series, when, as and if declared at the sole discretion of the shareholders. The dividends shall be distributed in the sequence of Series B-1 Shares, Series A-4 Shares, Series A-3 and Series A-2 Shares, Series A-1 Shares, and ordinary shares.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

10. CONVERTIBLE PREFERRED SHARES (CONTINUED)

Liquidation preference

Liquidation Event includes (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (b) any transactions including (i) any sale, assignment, transfer, exchange, pledge, hypothecation or other disposition of a majority of the assets of the Company or (ii) any merger, acquisition, share purchase, reorganization, consolidation or other business combination or extraordinary transaction which results a change of the holder of voting equity interests of the Company that possesses more than 50% of the outstanding voting power of the Company, and (iii) the disposal or exclusive licensing of most or all of the intellectual property rights of the Group.

Prior to the issuance of Series B-1 Shares, the Series A-4, Series A-3, Series A-2 and Series A-1 Shares were at a liquidation price equal to the total sum of (i) respective issuance price, plus (ii) all declared but unpaid dividends on such Preferred Shares.

Upon the issuance of Series B-1 Shares, the liquidation price of Series A-4, Series A-3, Series A-2 and Series A-1 Shares were modified as the total sum of (i) respective issuance price, plus (ii) all declared but unpaid dividends on such Preferred Shares, plus (iii) a simple interest of 8% per annum for each year from Series B-1 issue date.

In the event of any Liquidation Event, all assets and funds of the Company legally available for distribution to the shareholders shall be distributed in the preference order of Series B-1 Shares, Series A-4 and Series A-3 and Series A-2 Shares, Series A-1 Shares, at the liquidation price.

If there are any assets or funds remaining after the distribution of liquidation price in full to the holders of Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed ratably among all such holders of the ordinary shares and Preferred Shares on an as-converted basis.

Redemption right

Series A-1 and Series A-2 Shares do not have redemption right.

Series A-3 Shares are redeemable, at any time after the earlier of: (i) the termination of employment of any founder with the Company; (ii) the termination of employment of 50% or more of the key employees with the Company within two (2) years after the issuance of Series A-3 Shares; (iii) any material breach by the Company, or any founder or founder entity; (iv) the principal business of the Company being suspended for more than six (6) months or permanently shut down, or lose any material license, permit or government approvals of the Company or the occurrence of any material adverse effect on the businesses of the Company; (v) any material violation by any founder or founder entity of any applicable laws; or (vi) any other class or series of shares becomes redeemable.

Series A-4 Shares did not have redemption right prior to the issuance of Series B-1 Shares. In connection with the issuance of Series B-1 Shares, Series A-4 Shares held by certain preferred shareholder are modified with below redemption right being provided.

The Series B-1 Shares held by Key Series B-1 Investor and the Series A-4 Shares held by certain preferred shareholder are redeemable, at any time after the earlier of: (i) after the sixty (60) months of the date on which Series B-1 Shares were issued that the Company fails to achieve a Qualified IPO; (ii) the relevant materials or information provided by the Company is materially different from the actual situation, or there is any concealment, misleading information, misrepresentation or suspected fraud of the Company; (iii) material breach by any the Company or any founder; (iv) any material violation by any founder of any applicable laws; (v) the Company has lost or is unable to continue to maintain the necessary business qualifications to operate its business; (vi) any of the founders resign from or dispose more than half of his shares of the Company; (vii) the termination of employment of 50% or more of the key employees before the Company’s Qualified IPO; or (viii) any other class or series of shares becomes redeemable.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

10. CONVERTIBLE PREFERRED SHARES (CONTINUED)

A Qualified IPO is defined as the criteria of an IPO where the total market capitalization of the Company resulting from such offering shall be no less than US$660,000,000 plus an increase of 15% annual compound interest, except with the prior written consent of the Key Series B-1 Investor. The definition of the Qualified IPO is modified to add De-SPAC Transaction in March 2021. Refer to Note 18 Subsequent Events.

The redemption price of Series B-1 Shares held by Key Series B-1 Investor, Series A-4 Shares held by certain preferred shareholder and Series A-3 Shares shall be the higher of:

●	the sum of (i) issue price of Series B-1 Shares, Series A-4 Shares, or Series A-3 Shares, and (ii) all declared but unpaid dividends on such Preferred Shares, plus (iii) a simple interest of 8% per annum for each year the Series B-1 Share or Series A-4 Share or Series A-3 Share was issued and outstanding measured from the Series A-3 issue date, or the Series B-1 issue date (with respect to certain Series A-4 preferred shareholder or any Key Series B-1 Investor), to the redemption date; or

●	the fair market value of such Series B-1 Shares, Series A-4 Shares or Series A-3 Shares.

If the Company's assets or funds on the redemption date are insufficient to pay in full all redemption price, those assets or funds shall be used to pay the redemption price in the sequence of (i) Series B-1 Shares held by Key Series B-1 Investor, (ii) Series A-4 Shares held by certain preferred shareholder and Series A-3 Shares, in a pro-rata manner in accordance with the relative full amounts owed thereon.

Voting rights

Each Preferred Share shall be entitled to the number of votes equal to the number of ordinary shares into which such Preferred Shares could be converted. The Series A-3 investor shall have four (4) votes in respect to each Series A-3 Share.

Conversion

Each holder of Preferred Shares shall be entitled to convert any or all of Preferred Shares, at any time, into such number of ordinary shares at an initial conversion ratio of 1:1 subject to customary anti-dilution adjustments.

Each Preferred Share shall automatically be converted into the appropriate number of ordinary shares at the then-effective and applicable conversion price upon the earlier of (a) immediately prior to the closing of an Qualified IPO, or (ii) the written consent of holders of at least seventy-five percent (75%) of such class or series of Preferred Shares.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

10. CONVERTIBLE PREFERRED SHARES (CONTINUED)

Accounting for Preferred Shares and the Warrants

The Company classified the Preferred Shares in the mezzanine equity on the consolidated balance sheet because they were contingently redeemable at the holders’ option upon the occurrence of certain customized liquidation events or redemption events that are outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs.

Given the Preferred Shares are contingently redeemable upon certain customized liquidation events or redemption events, the Company recorded accretions on the Preferred Shares to the respective redemption value from the dates that the Preferred Shares become probable redeemable to the earliest redemption dates. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

The Company considers the redemption of Series A-3 Shares, Series A-4 Shares held by certain preferred shareholder and Series B-1 Shares held by the Key Series B-1 Investor as probable and recorded accretion to their respective redemption value starting from the date Series B-1 Shares were issued in November 2020. For the year ended December 31, 2019, Series A-1, Series A-2 and Series A-4 Shares did not have redemption right, nor were Series A-3 Shares considered redeemable based on the Company’s assessment that the contingent redemption or liquidation events were not probable, the Company did not recognize accretion for the Preferred Shares. For the year ended December 31, 2020, as a result of the issuance of Series B-1 Shares and the modification of Series A-4 Shares held by certain preferred shareholder as well as contingent redemption event of Series A-3 Shares became probable, i.e. when any other class or series of shares become redeemable, the Company recognized the accretion of Series A-3 Shares, Series A-4 Shares held by certain preferred shareholder and Series B-1 Shares held by the Key Series B-1 Investor with the aggregate amount of US$45,188,393.

The Company determined that host contract of the Preferred Shares is more akin to an equity host, given the Preferred Shares holders have participating right in the Company like that of the ordinary shareholders, including the voting rights, conversion and dividend rights. The Company assessed and determined that the conversion and dividend feature to be clearly and closely related to the equity host, and do not need to be bifurcated from the equity host. The Company also assessed the liquidation feature and determined that the debt-like feature does not meet the net settlement and would not result in bifurcation.

The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods.

The Company classified the Warrants as financial liabilities under ASC 480 since the Warrants for the Preferred Shares conditionally obligates the Company to ultimately transfer assets. For the Warrant issued in connection with the Series A-3 Shares, the proceeds were allocated first to the Warrant based on its fair value and the residual was allocated to the Series A-3 Shares. The Warrants was measured at fair value with changes in fair value recorded in consolidated statement of comprehensive loss.

On June 30, 2018, the issue date of the Warrant, the Company recorded the Warrant at its fair value of US$3,586,256. For the years ended December 31, 2019 and 2020, the Company recognized a gain of US$616,957 and a loss of US$1,759,140, respectively, from the change in fair value of the warrant liability.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

10. CONVERTIBLE PREFERRED SHARES (CONTINUED)

These financial statements as of and for the year ended December 31, 2019 have been revised to correct the errors related to the accounting for Series A-3 Shares and the Warrants as a result of the correction of the valuation results. As result of the revisions, the carry amounts of the Series A-3 Shares as of December 31, 2019 decreased by US$ 0.3 million and the carry amounts of the warrant liabilities as of December 31, 2019 increased by US$ 0.4 million, and for the year ended December 31, 2019, the fair value gain from the warrant liabilities increased by US$ 1.4 million. The revision also increased the accumulated deficits as of January 1, 2019 by US$ 1.5 million. The impacts of these revisions on the previously issued consolidated financial statements are not material.

Modification or extinguishment of Preferred Shares

The Company assessed whether an amendment to the terms of its Preferred Shares is an extinguishment or a modification based on a qualitative and quantitative evaluation of the amendment. The Company also assessed if the change in the terms results in value transfer between Preferred Shareholders or between Preferred Shareholders and Ordinary Shareholders. Upon the extinguishment, the difference between the fair value of the amended Preferred Shares and the carrying amount of the Preferred Shares is treated as deemed dividends to or contribution from the preferred shareholders. Upon the modification, the Company evaluates whether there is a transfer of value between ordinary shareholders and preferred shareholders as a result of the modification, a deemed dividend is recognized as a reduction of additional paid-in capital, or increase to accumulated deficit in the absence of additional paid-in capital.

For the amended term of the Series A-4 Shares to certain preferred shareholder, it was provided the redemption right and the change of liquidation price in connection with the issuance of Series B-1 Shares, as described in above section. The Company evaluated this amendment and determined that the amendment shall be treated as extinguishment of the Series A-4 Shares to certain preferred shareholder given its qualitative significance. Upon the extinguishment, the Company derecognized the extinguished Series A-4 Shares with its carrying amount and recognized the Series A-4 Shares after amendment by its fair value, with the difference of US$1,503,860 recognized as a reduction of additional paid-in-capital as a deemed dividend for the year ended December 31, 2020.

In addition, for the change of liquidation prices of the Series A-4 (other than the Series A-4 Shares to certain preferred shareholder as aforementioned), Series A-3, Series A-2 and Series A-1 Shares in connection with the issuance of Series B-1 Shares as described in above section, from both quantitative and qualitative perspectives, the Company assessed and concluded that the amendment represents modifications of the Series A-4 (other than the Series A-4 Shares to certain preferred shareholder as aforementioned), Series A-3, Series A-2 and Series A-1 Shares. The Company evaluated and concluded the impact of above modifications and recorded a reduction of additional paid-in-capital as a deemed dividend with amount of US$1,162,633 for the year ended December 31, 2020.

For the year ended December 31, 2020, the aggregated amounts of US$2,666,493 associated with above modification and extinguishment of Preferred Shares were recorded as a reduction of additional paid-in-capital.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

10. CONVERTIBLE PREFERRED SHARES (CONTINUED)

The Company’s Convertible Preferred Shares activities for the years ended December 31, 2019 and 2020 are summarized below:

	Series A-1 Convertible		Series A-2 Convertible		Series A-3 Convertible		Series A-4 Convertible		Series B-1 Convertible
	Preferred Shares		Preferred Shares		Preferred Shares		Preferred Shares		Preferred Shares
	Number of		Number of		Number of		Number of		Number of		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount
Balance as of January 1, 2019, December 31, 2019 and January 1, 2020	159,057,400	7,804,932	41,757,975	10,002,415	322,768,350	84,743,079	72,349,085	31,689,100	-	-	134,239,526
Issuance of Series B-1 Shares	-	-	-	-	-	-	-	-	112,357,904	55,516,744	55,516,744
Modification of Preferred
Shares	-	(801,640)	-	196,911	-	1,495,614	-	271,748	-	-	1,162,633
Extinguishment of Series A-4 Shares held by certain investor	-	-	-	-	-	-	-	(19,805,687)	-	-	(19,805,687)
Re-issuance of Series A-4 Shares to certain investor	-	-	-	-	-	-	-	21,309,547	-	-	21,309,547
Accretion of Preferred Shares to redemption value	-	-	-	-	-	42,930,151	-	160,402	-	2,097,840	45,188,393
Balance as of December 31, 2020	159,057,400	7,003,292	41,757,975	10,199,326	322,768,350	129,168,844	72,349,085	33,625,110	112,357,904	57,614,584	237,611,156

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in US$, except for share, unless otherwise stated)

11. SHARE-BASED COMPENSATION

In February 2017, the Company adopted the PlusAI Corp 2017 Share Plan (the “2017 Plan”), which allows the plan administrator to grant share options and restricted shares of the Company to its employees, directors, and consultants. 156,593,189 ordinary shares are authorised and reserved for the awards under the 2017 Plan.

The share options and restricted shares of the Company under 2017 Plan have a contractual term of ten years from the grant date, and vest over a period of two to four years of continuous service. Certain share options and restricted shares are vested over the period of four years, one-fourth (1/4) of which vest upon the first anniversary of the stated vesting commencement date and the remaining vested over the following 36 months on a monthly basis. Other share options and restricted shares are vested over the period of 24 or 36 months on monthly basis. The share options and restricted shares of the Company under 2017 Plan do not contain the repurchase obligation by the Company.

The Group recognized the expense of share options and restricted shares of the Company granted to the employees on a straight-line basis over the vesting term of the awards. Upon the adoption of ASU 2018-07, the Group no longer re-measures equity-classified share-based awards granted to consultants or non-employees at each reporting date through the vesting date and the accounting for these share-based awards to consultants or non-employees and employees will be substantially aligned. The impact of the adoption is not material.

Compensation expenses recognized for share-based compensation awards granted by the Company were as follows:

	For the year ended December 31,
	2019	2020
Research and development expenses	979,655	1,295,988
General and administrative expenses	97,932	204,441
	1,077,587	1,500,429

Compensation expenses recognized for different awards were as follows:

	For the year ended December 31,
	2019	2020
Share options	898,212	1,167,929
Restricted shares	179,375	332,500
	1,077,587	1,500,429

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

11. SHARE-BASED COMPENSATION (CONTINUED)

(i)	Share Options

The following table summarizes activities of the Company’s share options under the 2017 Plan:

	Number of share options	Weighted average exercise Price	Weighted average remaining contractual life	Aggregate intrinsic value
		US$		US$
Outstanding at January 1, 2019	49,237,475	0.0098	8.84	5,384,116
Granted	30,847,812	0.0698
Exercised	(3,385,425)	0.0017
Forfeited	(16,050,577)	0.0127
Outstanding at December 31, 2019	60,649,285	0.0400	8.66	6,675,225
Granted	14,651,561	0.0894
Forfeited	(6,764,167)	0.0659
Outstanding at December 31, 2020	68,536,679	0.0480	8.17	15,234,334
Exercisable at December 31, 2020	31,707,240	0.0289	7.51	7,654,640
Vested and expected to vest at December 31, 2020	68,536,679	0.0480	8.17	15,234,334

The aggregate intrinsic value is calculated as the difference between the exercise price of the options and the estimated fair value of the underlying shares of US$0.1501 and US$0.2703 at December 31, 2019 and 2020, respectively.

The total fair value of share options vested during the years ended December 31, 2019 and 2020 was US$427,655 and US$1,270,774, respectively.

The total intrinsic value of share options exercised during the year ended December 31, 2019 was US$453,119.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

11. SHARE-BASED COMPENSATION (CONTINUED)

(i)	Share Options (continued)

The weighted-average grant date fair value for options granted under the Company’s 2017 Plan during the years ended December 31, 2019 and 2020 were US$0.0698 and US$0.0894, respectively, computed using the Binomial option pricing model with the assumptions (or ranges thereof) in the following table:

	For the year ended December 31,
	2019	2020
Exercise price (US$)	0.06 ~ 0.07	0.07 ~ 0.12
Fair value of the ordinary shares on the date of option grant (US$)	0.1399 ~ 0.1501	0.1779 ~ 0.2703
Risk-free interest rate	2.08% ~ 2.14%	0.82% ~ 1.09%
Expected dividend yield	0%	0%
Expected volatility	33.67% ~ 33.78%	35.39% ~ 35.62%
Exercise multiple	2.2	2.2

The Group estimated the risk-free interest rate based on the yield to maturity of U.S. treasury bonds denominated in U.S. dollars at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behaviour of employees. The expected volatility at the date of grant date and each option valuation date was estimated based on the historical volatility of comparable companies. The Group have never declared or paid any cash dividends, and the Group does not anticipate any dividend payments in the foreseeable future.

As of December 31, 2019 and 2020, there were US$ 2,835,931 and US$ 3,497,561 of unrecognized compensation expenses related to the share options granted, which is expected to be recognized over a weighted-average period of 2.86 and 2.81 years, respectively.

(ii)	Restricted shares

The Company established a trust company to facilitate the adoption of the restricted shares scheme. All the ordinary shares issued to the trust company are for the grant and vest of the restricted shares of the Company and presented as treasury shares in the Company’s consolidated balance sheets. For the years ended December 31, 2019 and 2020, the Company issued 133,895,825 and 22,697,364 ordinary shares to the trust company. The restricted shares are vested and ascribed to the grantees when the service condition is completed. The grantees are required to pay a pre-determined fixed purchase price for the vested shares when the grantees determine to sell the vested shares.

The following table summarizes activities of the Company’s restricted shares under the 2017 Plan:

	Numbers of	Weighted average	Weighted average
	restricted shares	purchase price	grant date fair value
		US$	US$
Unvested at January 1, 2019	37,560,763	0.0091	0.0089
Granted	5,000,000	0.0700	0.0801
Vested	(19,472,222)	0.0058	0.0057
Unvested at December 31, 2019	23,088,541	0.0251	0.0271
Granted	2,000,000	0.1200	0.1503
Vested	(14,229,166)	0.0128	0.0135
Unvested at December 31, 2020	10,859,375	0.0587	0.0675

The weighted-average grant date fair value for restricted shares granted under the Company’s 2017 Plan during the years ended December 31, 2019 and 2020 were US$0.0758 and US$0.1503, respectively. The fair value of each restricted share granted with service conditions is estimated based on the fair market value of the underlying ordinary shares of the Company on the date of grant.

As of December 31, 2019 and 2020, there were US$601,573 and US$728,131 of unrecognized compensation expenses related to the unvested restricted shares, which is expected to be recognized over a weighted-average period of 3.38 and 2.38 years, respectively.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

12. OTHER OPERATING INCOME

	For the year ended December 31,
	2019	2020
Specific subsidies	615,490	998,189
Other subsidies	778,391	788,937
	1,393,881	1,787,126

13. TAXATION

Cayman Islands

Under the current laws of the Cayman Islands, the Company incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

United States

Entities incorporated in State of Delaware of United States are subject to U.S. federal corporate income tax on its taxable income at a rate of 21% for taxable years beginning after December 31, 2017 and of up to 35% for prior tax years. U.S. federal tax legislation signed into law on December 22, 2017, commonly referred to as the Tax Cuts and Jobs Act (the “U.S. TCJA”), significantly modified the U.S. Internal Revenue Code by, among other things, reducing the maximum statutory U.S. federal corporate income tax rate from 35% to 21% for taxable years beginning after December 31, 2017; limiting and/or eliminating many business deductions; and migrating the U.S. to a partial territorial tax system.

The Company’s subsidiary though its operations in State of California is subject to U.S. federal corporate income tax at 21% and California corporate franchise tax at 8.84% for the taxable years ended December 31, 2019 and 2020.

Hong Kong

Entities incorporated in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5%. Operations in Hong Kong have incurred net accumulated operating losses for income tax purpose and no income tax provisions are recorded for the period presented.

China

On March 16, 2007, the National People’s Congress of the PRC introduced a new Corporate Income Tax Law (“new CIT law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to corporate income tax at a uniform rate of 25%. The new CIT law became effective on January 1, 2008. The Group’s subsidiary in PRC is subject to the statutory income tax rate of 25%.

Additionally, PRC imposes a withholding tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

13. TAXATION (CONTINUED)

The Components of loss before income tax expenses and share of results of equity method investee are as follows:

	For the year ended December 31,
	2019	2020
PRC	14,117,169	14,200,521
Foreign countries	15,236,828	22,439,321
Total	29,353,997	36,639,842

For the years ended December 31, 2019 and 2020, the income tax expense are attributable to the California corporate franchise tax paid by the Company’s US subsidiary.

	For the year ended December 31,
	2019	2020
Current income tax expenses	1,811	800
Deferred income tax expenses	-	-
Total income tax expenses	1,811	800

Reconciliation of the differences between statutory tax rate and the effective tax rate

The reconciliation between the 25% which is the PRC statutory tax rate and the Group’s effective tax rate for the years ended December 31, 2019 and 2020 is as follows:

	For the year ended December 31,
	2019	2020
	%	%
Statutory income tax rates	25.00	25.00
Non-deductible expenses	(0.98)	(1.37)
Difference in EIT rates of certain subsidiaries	1.15	0.87
Additional tax deduction for qualified research and development expenses in PRC subsidiary	5.06	2.21
Change in valuation allowance	(30.23)	(26.71)
Effective EIT rate	-	-

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

13. TAXATION (CONTINUED)

Significant components of deferred tax assets

	As of December 31,
	2019	2020
Deferred tax assets:
Temporary differences:
Advertising expenses not deductible in current year	40,569	43,973
Deferred income	715,184	506,473
Accrued expense	27,621	14,774
Tax loss carry-forwards	10,644,556	20,567,695
Deferred tax assets	11,427,930	21,132,915
Deferred tax liabilities	(197,292)	(103,270)
Less valuation allowance	(11,230,638)	(21,029,645)
Deferred tax assets, net	-	-

As of December 31, 2019 and 2020, PlusAI Inc. had U.S. federal net operating loss carry-forwards of approximately US$16,416,287 and US$35,314,012, respectively, and had U.S. state net operating loss carry-forwards of approximately US$16,561,812 and US$35,458,737, respectively. Under the U.S. tax law, federal tax loss carry-forwards arising in tax years beginning after December 31, 2017 can be carried forward indefinitely but the maximum deduction is reduced to 80% of PlusAI Inc.’s taxable income, while California state tax loss carry-forwards can be carried forward for up to 20 years. PlusAI Inc. does not have any federal net operating loss carry-forwards arisen in 2017 or prior, and the U.S. state net operating loss carry-forwards will begin to expire in varying amounts between 2039 and 2041.

For the subsidiaries incorporated in the PRC, the Group had a loss carry forwards of US$40,766,478 as of December 31, 2020 (December 31, 2019: US$22,228,339), which can be used to deduct its future taxable profits. The net operating loss carry forward of US$40,766,478 will expire during the period from 2024 to 2026. The Group has made a full valuation allowance against its net deferred tax assets based on an assessment that it is more likely than not that the benefit will be realized through future earnings.

The Company recognized deferred tax assets arising from the carry forward of unused tax losses to the extent that the Company has sufficient taxable temporary differences.

Movement of valuation allowance

	For the year ended December 31,
	2019	2020
Balance at the beginning of the period	2,427,547	11,230,638
Current period additions	8,803,091	9,799,007
Written off for expiration of net operating losses	-	-
Balance at the end of period	11,230,638	21,029,645

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

14. LOSS PER SHARE

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended December 31, 2019 and 2020 as follows:

	For the year ended December 31,
	2019	2020
Numerator:
Net loss	(29,763,208)	(39,267,011)
Accretion of convertible preferred shares	-	(45,188,393)
Deemed dividends to preferred shareholders	-	(2,666,493)
Net loss attributable to ordinary shareholders-Basic and Diluted	(29,763,208)	(87,121,897)
Denominator:
Weighted average number of ordinary shares -Basic and Diluted	346,896,418	362,321,629
Basic and diluted loss per share	(0.09)	(0.24)

Basic loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted loss per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period.

The following ordinary share equivalents were excluded from the computation of diluted net loss per share for the periods presented to eliminate any anti-dilutive effect:

	For the year ended December 31,
	2019	2020
Preferred Shares outstanding	595,932,810	611,324,304
Share options and restricted shares	148,061,330	177,947,781
Total	743,994,140	789,272,085

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

15. RELATED PARTY TRANSACTIONS AND BALANCES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities.

The following entities are considered to be related parties to the Group:

Name of related parties	Relationship with the Group
Suzhou Zhitu Technology Co. Ltd. (“Zhitu”)	On which the Group has significant influence

The Group had the following transaction with the related parties:

	For the year ended December 31,
	2019	2020
Revenues:
Technology services to Zhitu	-	15,421
Total	-	15,421

16. RESTRICTED NET ASSETS

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a company’s registered capital; the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. During the year ended December 31, 2019 and 2020, nil appropriations to the statutory reserve, enterprise expansion fund and staff welfare and bonus fund have been made by the Group.

In addition, due to restrictions on the distribution of share capital from the Group’s PRC subsidiaries and also as a result of these entities’ unreserved accumulated losses, total restrictions placed on the distribution of the Group’s PRC subsidiaries’ net assets was US$26,750,000 and US$36,400,000 as of December 31, 2019 and 2020.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

17. COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company has entered into leasing arrangements relating to office premises that are classified as operating leases. Future minimum lease payments for non-cancellable operating leases are as follows:

Total operating lease commitments

In the year ending December 31, 2021	1,684,330
In the year ending December 31, 2022	946,153
In the year ending December 31, 2023	275,762
2,906,245

Rental expense recognized for the years ended December 31, 2019 and 2020 amounted to US$1,844,781 and US$2,248,925, respectively. Rental expense is charged to the statement of comprehensive loss when incurred.

Capital lease commitments

There is no future minimum capital lease payments as of December 31, 2020.

Contingencies

The Company is not currently a party to any pending material litigation or other legal proceeding or claims.

18. SUBSEQUENT EVENTS

In February 2021, the Company consummated the 2nd closing of issuance of 115,763,072 Series B Preferred Shares to certain third party investors at the purchase price of US$0.5183 per share with an aggregate amount of US$60,000,000 in cash.

In February 2021, the Warrants in connection with the issuance of Series A-3 Shares were fully exercised with subscription of 69,787,575 Series A-3 Shares at an exercise price of US$0.2866, with the proceeds of US$20,000,000.

In March 2021, the Company entered into the agreements with certain third party investors to issue 430,252,749 Series B Preferred Shares at the purchase price of US$ 0.5183 per share with an aggregate amount of US$ 223,000,000 in cash. The 3rd closing of issuance of Series B Preferred Shares were consummated in April 2021 and the 4th closing of issuance of rest of the Series B Preferred Shares has not been consummated as of the date of issuance of these financial statements.

The 1st, 2nd, 3rd and 4th closings of issuances of Series B Preferred Shares mentioned above and in Note 10 are all in the same class of preferential rights.

In March 2021, the Company entered into the agreements with certain third party investors to issue 185,218,812 Series C Preferred Shares at the purchase price of US$ 0.5507 per share with an aggregate amount of US$ 102,000,000 in cash. Upon the issuance of Series C Preferred Shares, the definition of the Qualified IPO is modified by adding De-SPAC Transaction as the criteria of an IPO where the total market capitalization of the Company resulting from such listing, offering or De-SPAC Transaction shall be no less than US$1,000,000,000 plus an increase of 15% annual compound interest calculating from the date hereof to the completion of the Qualified IPO. The issuances of Series C Preferred Shares was consummated in April 2021.

The Group has performed an evaluation of subsequent events through [XX], 2021, which is the date the consolidated financial statements were issued, with no other material events or transactions identified that should have been recorded or disclosed in the consolidated financial statements.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

19. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 12-04, “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

Basis of presentation

The Company’s accounting policies are the same as the Group’s accounting policies with the exception of the accounting for the investments in subsidiaries.

For the Parent only condensed financial information, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments — Equity Method and Joint Ventures. Such investment is presented on the separate condensed balance sheets of the Parent Company as “Investments in subsidiaries” and shares in the subsidiaries loss are presented as “Loss from subsidiaries”. The Parent Company, its subsidiaries were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Parent Company’s share of income from its subsidiaries is reported as equity in income of subsidiaries in the condensed financial statements.

The Parent Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

19. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUES)

CONDENSED BALANCE SHEETS

	As of December 31,
	December 31, 2019	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	10,359,900	39,423,796
Amounts due from subsidiaries	55,789,872	81,317,498
Prepayments and other current assets	180,509	-
Total current assets	66,330,281	120,741,294
Total assets	66,330,281	120,741,294

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDER’S DEFICIT
Current Liabilities:
Amounts due to subsidiaries	76,353	729,030
Warrants liabilities	6,567,197	8,326,337
Accrued liabilities and other current liabilities	54,414	374,486
Total current liabilities	6,697,964	9,429,853

Non-current Liabilities:
Payables to subsidiaries	36,548,243	69,934,500
Other non-current liabilities	65,044	65,044
Total non-current liabilities	36,613,287	69,999,544
Total liabilities	43,311,251	79,429,397

Mezzanine equity:
Series A-1 convertible preferred shares (par value of US$0.000002, 159,057,400 authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	7,804,932	7,003,292
Series A-2 convertible preferred shares (par value of US$0.000002, 41,757,975 authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	10,002,415	10,199,326
Series A-3 convertible preferred shares (par value of US$0.000002, 392,555,925 authorized, 322,768,350 issued and outstanding as of December 31, 2019 and 2020, respectively)	84,743,079	129,168,844
Series A-4 convertible preferred shares (par value of US$0.000002, 72,349,085 authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	31,689,100	33,625,110
Series B-1 convertible preferred shares (par value of US$0.000002, nil shares authorized, issued and outstanding as of December 31, 2019, 112,357,904 authorized, issued and outstanding as of December 31, 2020)	-	57,614,584
Total mezzanine equity	134,239,526	237,611,156

Shareholder’s deficit:
Ordinary shares (par value of US$0.000002, 24,221,921,711 authorized; 469,147,800 and 491,845,164 issued and outstanding as of December 31, 2019 and 2020, respectively)	670	670
Additional paid-in capital	26,255,485	-
Accumulated other comprehensive loss	(19,647)	523,058
Accumulated deficit	(137,457,004)	(196,822,987)
Total shareholders’ deficit	(111,220,496)	(196,299,259)

Total liabilities, mezzanine equity and shareholders’ deficit	66,330,281	120,741,294

PLUSAI CORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US$, except for share, unless otherwise stated)

19. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUES)

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

	For the years ended December 31,
	2019	2020

Operating expenses:
General and administrative expenses	(551,229)	(2,211,462)
Total operating expenses	(551,229)	(2,211,462)

Loss from operations	(551,229)	(2,211,462)
Interest income	637,649	577,127
Loss from subsidiaries	(30,895,975)	(35,887,258)
Other gains, net	429,390	13,722
Fair value change of warrants liabilities	616,957	(1,759,140)
Loss before income tax expenses	(29,763,208)	(39,267,011)
Net loss	(29,763,208)	(39,267,011)
Accretion of convertible preferred shares	-	(45,188,393)
Deemed dividends to preferred shareholders	-	(2,666,493)
Net loss attributable to PlusAI Corp’s ordinary shareholders	(29,763,208)	(87,121,897)
Net loss	(29,763,208)	(39,267,011)
Foreign currency translation adjustments, net of nil tax	(14,211)	542,705
Total comprehensive loss	(29,777,419)	(38,724,306)
Accretion of convertible preferred shares	-	(45,188,393)
Deemed dividends to preferred shareholders	-	(2,666,493)
Total comprehensive loss attributable to PlusAI Corp’s ordinary shareholders	(29,777,419)	(86,579,192)

CONDENSED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2019	2020

Net cash used in operating activities	(21,243,259)	(12,696,660)
Net cash used in investing activities	(18,000,000)	(15,250,000)
Net cash provided by/(used in) financing activities	(94,699)	57,010,556
Net increase/(decrease) in cash and cash equivalents	(39,337,958)	29,063,896
Cash and cash equivalents at the beginning of year	49,697,858	10,359,900
Cash and cash equivalents at the end of year	10,359,900	39,423,796